Exhibit 99.1

FOR IMMEDIATE RELEASE

Pfenex Reports Fourth Quarter and Full Year 2014 Results and Provides Business Update

SAN DIEGO, March 16, 2015 — Pfenex Inc. (NYSE MKT: PFNX), a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics including high value and difficult to manufacture proteins, today reported financial results for the fourth quarter and full year ended December 31, 2014 and provided a business update.

“We were very pleased to have completed our IPO in July of 2014, which has allowed us to successfully advance our pipeline of biosimilar and vaccine candidates,” stated Bertrand C. Liang, chief executive officer of Pfenex. “2015 is off to an exciting start, with our announcement of the collaboration with Hospira for our lead compound, PF582, a biosimilar candidate to Lucentis on February 10, 2015. Under the terms of the collaboration, Pfenex will receive a $51 million upfront payment from Hospira and is eligible to receive up to $291 million in milestone payments along with tiered double digit royalties. This collaboration further validates the development strength and capability of Pfenex as we advance our pipeline. We are very focused on continuing to execute on the development of our biosimilar and vaccine candidates and create value for our shareholders.”

Business Updates

•	Pfenex notified Strides Acrolab that we are removing PF530 interferon beta 1B (a biosimilar candidate to Betaseron), PF726 peginterferon beta 1B, and PF529 pegfilgrastim (a biosimilar candidate to Neulasta) from the Joint Development and License Agreement. We intend to independently advance these candidates as wholly-owned products.

•	Pfenex continues to expect to initiate a Phase 1 trial of PF530, a biosimilar candidate to Betaseron, in the first quarter of 2015 with results expected in 2H15.

•	PF708, our peptide generic to Forteo, is expected to enter a PK study in 2H15.

•	In 2015 Pfenex will assist in the manufacturing technology transfer of PF582, our biosimilar candidate to Lucentis, to Hospira’s manufacturing site and we expect that the Phase 3 PF582 trial will initiate in 2016.

•	Pfenex expects to initiate the Phase 1 trial for its recombinant anthrax vaccine and expects the Phase 1 trial to initiate for the recombinant malaria vaccine in 2015.

•	Including the $45.7 million in cash and cash equivalents as of December 31, 2014 together with the $51 million upfront to be received from Hospira in March of 2015 following antitrust approval, we expect our cash and cash equivalents to be sufficient for at least the next 24 months.

Financial Highlights for the Full Year

•	Total revenue decreased by $1.3 million, or 11%, from $11.9 million in 2013 to $10.6 million in 2014. The change in revenue was due to a decrease of $1.9 million in revenue attributable to reduced activity related to our Px533 product candidate development under our government contracts and a $1.8 million one-time sale in 2013 to a single customer for one reagent protein product, offset by a $2.4 million increase due to an increase in activity related to our Px563L product candidate development under our government contracts. We expect revenue related to our protein production services to decline in the near-term as we shift our resources to developing our product pipeline.

•	Cost of revenue increased by $0.8 million, or 13%, to $7.2 million in 2014 compared to $6.4 million in 2013. This increase was due primarily to an increase of $2.3 million in development costs for our proprietary novel vaccine program Px563L which is funded by a government agency, offset by the lower cost of revenue associated with the one-time reagent sale of $1.8 million to a single customer in 2013. Given the nature of the novel vaccine development process, these costs will fluctuate depending on stage of development.

•	Research and development expenses decreased by approximately $1.4 million, or 25%, to $4.1 million in 2014 compared to $5.5 million in 2013. The decrease in research and development expenses was due primarily to a $1.5 million decrease in manufacturing activity and purchase of comparator material for our product candidate PF582 Phase 1b/2a trial, offset by an increase in costs in other development programs.

•	Selling, general and administrative expenses increased by $2.3 million, or 34% to $9.0 million in 2014 compared to $6.7 million in 2013. The increase in selling, general and administrative expenses was due to an increase in activities associated with operating as a publicly-traded company. We expect general and administrative costs to continue to increase for activities associated with operating as a publicly-traded company, including maintaining compliance with exchange listing and Securities and Exchange Commission requirements. These increases will likely include legal fees, accounting fees, directors’ and officers’ liability insurance premiums and fees associated with investor relations. These increases will also likely include the hiring of additional personnel. We also intend to continue to incur increased internal and external business development costs to support our various product development efforts, which can vary from period to period.

•	Cash, cash equivalents and short-term investments: At December 31, 2014, we had $45.7 million in cash, cash equivalents and short-term investments compared to $5.2 million as of December 31, 2013 and $4.0 million in restricted cash as collateral for lines of credit at December 31, 2014 and 2013. As of December 31, 2014 we had $3.8 million drawn under our $3.9 million revolving credit facility, an increase of $0.2 million compared to the year-end balance at December 31, 2013.

Financial Highlights for the Fourth Quarter

•	Total revenue for the fourth quarter of 2014 was $2.0 million compared to $4.2 million in the fourth quarter of 2013. The decrease in revenue was due to the expected decrease in BARDA program activity in the fourth quarter of 2014.

•	Cost of revenue was $1.2 million in the fourth quarter of 2014 compared to $1.9 million in the third quarter of 2013. The decrease in cost of revenue was due primarily to the decreased development activity and costs for our proprietary novel vaccine programs which are funded by various government agencies.

•	Research and development expenses were $1.3 million for the fourth quarter of 2014 compared to $1.4 million in the fourth quarter of 2013. The decrease in research and development expenses was due primarily to decreased costs related to PF582.

•	Selling, general and administrative expenses were $3.0 million in the fourth quarter of 2014 compared to $1.6 million in the fourth quarter of 2013. As in the full year results, the increase in selling, general and administrative was due to an increase in activities associated with operating as a publicly-traded company.

Cautionary Note Regarding Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Pfenex’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Pfenex’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the future potential of PF582, including future plans to develop, manufacture and commercialize PF582 and the potential to receive future milestone and royalty payments; Pfenex’s expectations regarding the timing of the release of additional data and results for its product candidates, the timing of the initiation of additional studies for its product candidates, and the timing of filing IND’s for its product candidates; Pfenex’s expectations with respect to the sufficiency of cash and cash equivalents; and Pfenex’s future projections related to increases in expenses and reductions in protein production revenue. Pfenex’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual results may differ materially from those indicated by these forward-looking statements as a result of the uncertainties inherent in the clinical drug development process, including, without limitation, Pfenex’s ability to successfully demonstrate the efficacy and safety of its product candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, challenges related to patient enrollment in clinical trials, difficulties in achieving and demonstrating biosimilarity in formulations, Pfenex’s ability to manage operating expenses, Pfenex’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Pfenex’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in Pfenex’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and its subsequent periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Pfenex as of the date hereof, and Pfenex disclaims any obligation to update any forward-looking statements, except as required by law.

About Pfenex Inc.

Pfenex Inc. is a clinical-stage biotechnology company engaged in the development of high-value and difficult to manufacture proteins including biosimilar therapeutics. The company’s lead product candidate is PF582, a biosimilar candidate to Lucentis (ranibizumab), for the potential treatment of patients with retinal diseases. Pfenex has leveraged its Pfēnex Expression Technology™ platform to build a pipeline of product candidates and preclinical products under development including other biosimilars, as well as vaccines, generics and next generation biologics.

Pfenex has used, and intends to continue to use, its Investor Relations website (http://pfenex.investorroom.com), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, including a copy of our Corporate Presentation dated March 2015, visit (http://pfenex.investorroom.com).

Company Contact:

Paul Wagner, Ph.D.

Chief Financial Officer

(858) 352-4333

pwagner@pfenex.com

Investor Relations contact:

Westwicke Partners, LLC

Robert H. Uhl

Managing Director

(858) 356-5932

robert.uhl@westwicke.com

Pfenex Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue	$2,019	$4,231	$10,644	$11,914
Cost of revenue	1,202	1,935	7,233	6,423

Gross profit	817	2,296	3,411	5,491

Operating expenses:
Selling, general and administrative	3,037	1,639	9,003	6,698
Research and development	1,336	1,403	4,125	5,490

Total operating expenses	4,373	3,042	13,128	12,188

Loss from operations	(3,556)	(746)	(9,717)	(6,697)
Other expense, net	(19)	(19)	(77)	(36)

Net loss before income taxes	(3,575)	(765)	(9,794)	(6,733)
Income tax benefit (expense)	1	296	—	2,671

Net loss	$(3,574)	$(469)	$(9,794)	$(4,062)

Effective preferred stock dividends	$—	$(438)	$—	$(1,695)

Net loss attributable to common stockholders	$(3,574)	$(907)	$(9,794)	$(5,757)

Net loss per common share basic and diluted	$(0.18)	$(0.59)	$(1.04)	$(3.76)

Weighted-average common shares used to compute basic and diluted net loss per share	20,388	1,542	9,441	1,531

Pfenex Inc.

Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$45,722	$3,954
Short-term investments	—	1,250
Accounts and unbilled receivables, net	1,584	3,461
Inventories	23	26
Income tax receivable	402	398
Deferred income taxes	3,281	3,481
Other current assets	1,753	284

Total current assets	52,765	12,854
Restricted cash	3,955	4,029
Property and equipment, net	2,310	2,329
Notes receivable from related parties	—	95
Other long term assets	53	36
Intangible assets, net	6,363	6,893
Goodwill	5,577	5,577

Total assets	$71,023	$31,813

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

	December 31, 2014	December 31, 2013
	(in thousands)
Current liabilities
Accounts payable	$1,129	$1,804
Accrued liabilities	2,633	2,953
Deferred revenue	201	1,253
Line of credit obligation	3,813	—

Total current liabilities	7,776	6,010
Deferred tax liability	3,281	3,481
Line of credit obligation	—	3,590
Other long-term liabilities	92	3

Total liabilities	11,149	13,084
Commitments and contingencies
Redeemable convertible Series A-2 preferred stock, par value $0.001, 4,978,662 shares authorized, 3,556,186 shares issued and outstanding at December 31, 2013	—	49,200
Redeemable convertible Series A-1 preferred stock, par value $0.001, 4,978,662 shares authorized, 4,978,661 shares issued and outstanding at December 31, 2013	—	63,980
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized at December 31, 2014
Common stock, par value $0.001, 200,000,000 and 12,514,224 shares authorized at December 31, 2014 and 2013, respectively, 20,405,066 and 1,541,781 shares issued and outstanding at December 31, 2014 and 2013, respectively	21	2
Additional paid-in capital	173,141	—
Accumulated deficit	(113,288)	(94,453)

Total stockholders’ equity (deficit)	59,874	(94,451)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$71,023	$31,813